Exhibit 23.2

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form S-1 of Stone Consulting Services, Inc (a Development Stage Company), of our report dated March 10, 2008 on our audit of the financial statements of Stone Consulting Services, Inc (a Development Stage Company), as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows from inception on December 11, 2006 through December 31, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates Chartered

Moore & Associates Chartered
Las Vegas, Nevada
March 28, 2008
2675 S. Jones Blvd. Suite 109,
Las Vegas, NV 89146
(702)253-7499 Fax (702)253-7501